                                   Exhibit 11

                            ESCROW DEPOSIT AGREEMENT

                                November 2, 1994



Wertheim Schroder & Co. Incorporated
The Equitable Center
787 Seventh Avenue
New York, New York 10019-6016

Attention: Michael Dura, Managing Director

         Re:     Envirodyne Industries, Inc. ("Company")

Gentlemen:

         Reference is hereby made to a letter agreement dated as of August 16, 1994 (the "Letter Agreement"), between THE MALCOLM I. GLAZER TRUST ("Purchaser") and The Argosy Securities Group, L.P. ("Seller") pursuant to which Purchaser agreed to purchase from Seller and Seller agreed to sell to Purchaser 577,738 shares of the Company's common stock, par value $0.01 per share ("Original Shares"), at a net price of $5.165 per share on the terms and conditions therein, as amended and modified hereby. On October 12, 1994 and as permitted in the Letter Agreement, Seller sold 288,500 Original Shares (the "Retained Shares") which have a net purchase price of $1,493,914. Seller and Purchaser hereby agree to change the September 26, 1994 reference in the Letter Agreement to 12:00 p.m. on November 18, 1994 (the "Notice Time"). Terms defined in the Letter Agreement not otherwise defined herein have the meanings assigned to them in the Letter Agreement. Purchaser and Seller desire to open and maintain an escrow deposit account (the "Escrow Account") on the terms and conditions contained herein with WERTHEIM SCHRODER & CO. INCORPORATED ("Escrow Agent" or "you"). The Escrow Agent agrees to open an Escrow Account which shall be governed by the terms and conditions of this letter agreement (the "Agreement").

         Accordingly, in consideration of the premises and the mutual covenants and undertakings contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

         Section 1.       Deposit.

         (a) For a period commencing as of the date hereof and terminating on the Termination Date (hereinafter defined in Section 5), you agree to act as depository and escrow agent and to receive and disburse certain stock certificates and undated stock powers executed in blank as described in Section 1(b)





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
below, and income (including proceeds, if any on the sale of Retained Shares and/or Zapata Shares as defined below in this Section 1(a)) and Distributions (as defined below in this Section 1(a)), if any, thereon (collectively the "Escrow Assets") all in accordance with the provisions of this Agreement. Further, you agree to accept at any time after the date hereof any distributions of cash or property ("Distributions") made with respect to the Retained Shares or Zapata Shares (as defined in Section 1(b)) after the date hereof other than ordinary cash dividends on the Zapata Shares, which dividends shall be retained by and be the property of Purchaser.

         (b) Simultaneously with the execution of this Agreement, Seller has deposited or caused to be deposited with you in the Escrow Account, the Escrow Documents identified on attached Schedule I (collectively "Seller's Escrow Documents"), and Purchaser has deposited or caused to be deposited with you the documents identified on attached Schedule II which documents include 1,000,000 shares of common stock, $.25 par value, of Zapata Corporation (the "Zapata Shares"), ("Purchaser's Escrow Deposit"). The Escrow Agent hereby acknowledges receipt of the Escrow Assets identified on Schedules I and II.

         (c) So long as the net purchase price due Seller under the Letter Agreement for the Retained Shares and Purchaser's obligation under Section 6 have not been paid in full, Seller shall be entitled to exercise all voting and other consensual rights pertaining to Seller's Escrow Documents or any part thereof for any purpose. Upon and after Seller's receipt of the net purchase price for the Retained Shares and the discharge of all Purchaser's obligations under Section 6, prior to the receipt of Seller's Termination Notice (as defined in Section 3(c) below), the rights of Seller to exercise any voting or other consensual rights which it would otherwise be entitled to exercise with respect to the Retained Shares shall cease, and Seller shall be deemed to have granted Purchaser an irrevocable proxy coupled with an interest to have the sole right to exercise voting and other consensual rights with respect to the Retained Shares.

         (d) So long as the Zapata Shares have not been sold by the Escrow Agent in accordance with Section 2, Purchaser shall be entitled to (i) exercise all voting and other consensual rights pertaining to the Zapata Shares or any part thereof for any purpose and (ii) to receive and retain all ordinary cash and dividends made with respect to the Zapata Shares.

         Section 2.       Disbursements.

         (a) Notwithstanding anything herein or elsewhere to the contrary, upon receipt, prior to the date Seller gives Seller's Termination Notice, of a written certificate executed by





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Purchaser that the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") has occurred in respect of the purchase of the Retained Shares and a certificate from Seller to the effect that Seller has received the net purchase price for the Retained Shares and the amount, if any, owed under Section 6 ("Payment Certificate"), the Escrow Agent shall immediately disburse (i) to Purchaser the Escrow Assets (other than ordinary regular cash Distributions in respect of the Retained Shares), and (ii) to Seller such ordinary regular cash Distributions.

         (b) On or after the Notice Time, the following provisions shall apply if the certificates required under Section 2(a) have not been delivered to the Escrow Agent prior to such time:

         (i) Upon receipt of a certificate executed by Seller having attached thereto Seller's Termination Notice stating that no monies are owed by Purchaser to Seller under Section 6, or a certificate executed by Purchaser having attached thereto a Purchaser's Termination Notice (as defined below in Section 3(f)) the Escrow Agent shall promptly return (x) the Retained Shares and Distributions thereon to Seller and (y) the Purchaser's Escrow Deposit and Distributions thereon to Purchaser. Seller shall be under no obligation to deliver the aforesaid certificate contemplated for Seller.

         (ii) Upon receipt of a certificate executed by Seller having attached thereto Seller's Termination Notice and stating therein that
         (u) Purchaser owes Seller monies under Section 6 that have not been paid and (v) Seller has elected not to sell any Retained Shares, then Escrow Agent shall (2) prior to the receipt of Purchaser's Termination Notice, sell as many Zapata Shares as are necessary to satisfy the amounts owned by Purchaser to Seller under Section 6, as evidenced by such certificate and such additional amounts as may be so owed after the date of such certificate through the last date on which a sufficient number of Zapata Shares have been sold, as evidenced by a
         Section 6 Certificate delivered by Seller to Escrow Agent and Purchaser, (x) disburse to Seller from the net proceeds of such sales the amount owed stated in the Seller's certificates to be owed to Seller by Purchaser under Section 6, (y) disburse to Seller all retained Shares and all Distributions thereon and (z) upon disbursement in full of the amount stated to be so owed to Seller, disburse any excess net proceeds from such sales together with the remaining Purchaser's Escrow Deposit and Distributions thereto to Purchaser. Seller shall be under no obligation to deliver the aforesaid certificate.

         (iii) Upon receipt of a certificate executed by Seller having attached thereto Seller's Termination Notice and stating that (u) Purchaser owes Seller monies under Section





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         6 which have not been paid and/or (v) Seller has elected to sell a specified number (which number can be expressed as a formula), of Retained Shares, then Escrow Agent shall (2) first, sell such number of Retained Shares, (x) second, sell Zapata Shares prior to the receipt of Purchaser's Termination Notice if the per share price ("Per Share Price") obtained for the Retained Shares sold, after reduction for brokerage commission ("Net Per Shares Price"), is less than $5.165 (such price to be adjusted for stock splits, stock dividends and the like) to the extent of such deficiency and to extent of the amount owed by Purchaser to Seller under Section 6 as specified in such certificate and/or may thereafter be specified in a Section 6 Certificate for amounts owed through the lst day on which a sufficient number of Zapata Shares have been sold and (y) disburse (A) any unsold Retainer Shares (and all Distributions thereon) to Seller, (B) the net proceeds from the sale of the Retained Shares pursuant to (iii) (w) above to Seller, and (C) upon disbursement in full of such amount to Seller, the remaining Purchaser's Escrow Deposit and Distributions thereon to Purchase. Seller shall be under no obligation to deliver the aforesaid certificate.

         (iv) Upon receipt of a certificate executed by Seller having attached thereto Seller's Closing Notice and stating that the waiting period under the HSR Act has expired or terminated and that the net purchase price due under the Letter Agreement for the Retained Shares has not been paid, then the Escrow Agent shall (y) sell as many of the Zapata Shares as may be necessary such that after completion of such sales the Net Per Share Price when multiplied by the number of Zapata Shares so sold is at least equal to the sum of (A) the net purchase price due for the Retained Shares (or such lesser amount as may be obtained by the sale of all the Zapata Shares) and (B) such amount as may be owed Seller under Section 6 below, as evidenced by the amount set forth in the Seller's Closing Notice or in any thereafter delivered Section 6 Certificate (for amounts owed through the lst day on which a sufficient number of Zapata Shares have been sold) and (z) disburse
         (A) the net proceeds from such sales to Seller, (B) upon receipt of a certificate executed by Seller stating that it has received payment in full of the purchase price for the Retained Shares and amounts owed under Section 6, the remaining Escrow Assets (which shall include, without limitations, the Retained Shares to Purchaser). Notwithstanding anything else in this Section 2, or any certificate or instruction previously received to the contrary, upon receipt of a Payment Certificate, the Escrow Agent shall immediately cease to sell any remaining Zapata Shares and shall distribute any net proceeds received after delivery of such Payment Certificate from the Zapata Shares to Purchaser.





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         (v)     Upon receipt of a certificate executed by Purchaser on or
         after the expiry of a period commencing on the Notice Time and ending after the expiry of 90 days thereafter plus such additional number of days at any time during which, through the action of Purchaser (including the existence of black-out periods under the SLA referred to in Section 2(c) below or the failure of any registration statement referred to in the SLA to remain effective), the Zapata Shares (in the case of Section 2(b)(ii) or 2(b)(iv) hereof) or either the Zapata Shares or the Retained Shares in the case of Section 2(b)(iii) hereof could not be sold (the "Sale Period") having attached thereto Purchaser's Termination Notice (hereinafter defined in Section 3(f)), stating therein that it has elected to terminate the Letter Agreement and a certificate form Seller that no amounts are owed it under
         Section 6, the Escrow Agent shall promptly return (x) the Retained Shares and Distributions thereon to Seller and (y) the Purchaser's Escrow Deposit and Distributions thereon, if any, to Purchaser.

                 Purchaser and Seller agree that (A) the Escrow Agent is authorized to conduct such sales of the Retained Shares and the Zapata Shares to satisfy Purchaser's obligation to Seller, (B) sales of the Zapata Shares are for the account of Purchaser and are not being made by Seller or the Escrow Agent who will have no responsibility with respect thereto and sales of the Retained Shares are for the account of Seller and are not being made by Purchaser or Escrow Agent who will have no responsibility thereto. All sales of shares hereunder shall be in unsolicited agency transactions. The Escrow Agent shall provide a weekly report to Purchaser and Seller accounting for all sales of Retained Shares and Zapata Shares. Seller shall be entitled to any monies recognized as the result of markdowns made on all such sales of Retained Shares and Zapata Shares, in accordance with markdown procedures described under the Rules of Fair Practice of the NASD by-laws.

         (c) Notwithstanding any certificates or instructions to the contrary, the parties hereto acknowledge and agree that the Zapata Shares are subject to a Securities Liquidity Agreement dated as of December 19, 1990 among Zapata and certain of its stockholders ("SLA") and that under the SLA the sale of Zapata Shares may be prohibited during certain black-out periods. The parties agree to observe at all times any such black-out periods of which Escrow Agent receives notice and to not sell any Zapata Shares during such period. Purchaser represents and warrants to Seller that: (i) to the best of its knowledge, (x) it has provided Seller with a true and correct copy of the SLA; and (y) there are no amendments to the SLA; (ii) the Zapata Shares are owned by Purchaser, free and clear of all liens, claims and encumbrances (collectively, "Liens" and are not subject to any





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restriction on transfer, whether by way of operation of law or otherwise (other than pursuant to the SLA), or the exercise of any rights in respect thereof;
and (iii) that the sale of the Zapata Shares is covered by an effective Shelf Registration Statement pursuant to the SLA. Purchaser agrees that (iv) until the Termination Date, it will not, without Sellers' prior written consent, permit the SLA to be amended in a manner which is adverse to Seller's rights herein or in the Letter Agreement; and (v) it shall promptly upon request of Seller or Escrow Agent deliver to them such number of copies of the prospectus in respect of such Shelf Registration Statement as may be reasonably required by them. Seller hereby represents and warrants to Purchaser that it owns the Retained Shares, free and clear of all Liens.

         (d) The trust impressed upon the Escrow Assets by reason of this Agreement shall in all cases cease and all Escrow Assets shall be free of such trust upon being disbursed in accordance with this Section 2.

         (e) Purchaser and Seller shall each give the other copies of all certificates, notices and instructions either shall give to the Escrow Agent pursuant to this Agreement at the same time they are given to the Escrow Agent.

                 Section 3. Certain Covenants. (a) Purchaser and Seller agree that they will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Escrow Assets other than as provided in Section 2 hereof, (ii) create or permit to exist any lien or encumbrance upon or with respect to any of the Escrow Assets, or (iii) take any action or permit any action to be taken that would invalidate or restrict the transfers contemplated under the Letter Agreement of any certificates or instruments representing or evidencing any or all of Seller's Escrow Documents.

         (b) Purchaser shall promptly forward to Seller copies of any written confirmation which it receives from the Federal Trade Commission that the waiting period under the HSR Act has terminated or expired.

         (c) If Purchaser has not paid to Seller the net purchase price due for the Retained Shares as of the Notice Time, then as of and after such time (and not at any time before such time), Seller may:

         (i) Elect at any time (unless the Letter Agreement has been previously terminated) to terminate Purchaser's right to purchase the Retained Shares under the Letter Agreement by giving Purchaser written notice ("Seller's Termination Notice") thereof. In such event, Seller shall determine the amount, if any, which may be owed to it under
         Section 6





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         below and set forth such amount in Seller's Termination Notice together with wire instructions for payment of such amount by Purchaser (including ABA account and routing numbers) and the number of Retained Shares (as contemplated by Section 2(b)(iii) hereof), if any, which it elects to have the Escrow Agent sell. In addition, Seller shall attach to Seller's Termination Notice calculations and documentation supporting the amount which Seller has determined Purchaser to owe Seller under Section 6. Seller agrees not to deliver a certificate to Escrow Agent with instructions to take the actions contemplated under Sections 2(b)(ii) or (iii) unless it first complies with the requirements of this Section 3(c)(i).

         (ii) Elect, on or after the date on which it receives notice that the HSR Act waiting period has expired or terminated, to close the purchase and sales of the Retained Shares by giving written notice ("Seller's Closing Notice" thereof to Purchaser and stating therein
         (x) the closing date, which shall be within two business days after delivery of the Seller's Closing Notice, and (y) the amount owed to Seller under Section 6 below. In addition, Seller shall attach to Seller's Termination Notice calculations and documentation supporting the amount which Seller has determined Purchaser to owe Seller under
         Section 6. Seller agrees not to deliver a certificate to Escrow Agent with instruction to take the actions contemplated under Section 2(b)(iv) unless it first complies with the requirement of this Section 3(c)(ii).

         (d) Seller may only give one written notice (i.e., Seller's Termination Notice or Seller's Closing Notice) as of or after the Notice Time as to whether it has elected to proceed with the purchase and sale transaction, or to terminate Purchaser's right to purchase Retained Shares, contemplated under the Letter Agreement and may not give any such notice if Purchaser's Termination Notice has been given. When given, any such notice by Seller shall be irrevocable and shall bind Seller unless otherwise agreed in writing by Seller and Purchaser.

         (e) Immediately after Seller's receipt of payment in full of the purchase price for the Retained Shares and the amounts owed Seller by Purchaser under Section 6 if any (whether as a result of payments from Purchaser or disbursements from Escrow Agent). Seller shall deliver a Payment Certificate to the Escrow Agent to such effect.

         (f) If the purchase and sale of the Retained Shares has not closed or the disbursements otherwise contemplated by the applicable provisions of
Section 2 hereof have not occurred after the expiry of the Sale Period, then Purchaser may terminate the Letter Agreement as of and after such date by giving written





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notice ("Purchaser's Termination Notice") thereof to Seller.  Purchaser shall not deliver Purchaser's Termination Notice before the expiry of the Sale Period. Simultaneously with giving such notice, Purchaser shall execute and deliver to the Escrow Agent a certificate stating that actions which it has taken in such regard. After receiving Purchaser's Termination Notice, Seller shall advise Purchaser in writing of the amount, if any, which is owed pursuant to Section 6. Immediately after Seller's receipt of payment in full of all amounts owed Seller by Purchaser under Section 6, Seller shall execute and deliver a certificate to the Escrow Agent to such effect.

                 Section 4. Tax Liability of Parties. All taxable income and loss on sales of Retained Shares or Zapata Shares by the Escrow Agent shall be for Seller's or Purchaser's account, respectively.

                 Section 5. Effect of Final Disbursements. Upon complete distribution of the Escrow Assets, as provided for in Section 2, this Agreement shall terminate (the date upon which such actions are completed being herein referred to as the "Termination Date") and you will be relieved of any further duties and responsibility in connection therewith.

                 Section 6. Purchaser's Payments. Purchaser has paid to Seller today $57,500.00 representing all finance, escrow, and legal charges related to this Agreement and the Letter Agreement through November 15, 1994. Purchaser shall have no obligation to Seller whatsoever to reimburse, pay or otherwise be liable to Seller (or any other party) for any such cost or expense arising prior to or attributable to any time before November 15, 1994 whether in connection with the sale of 288,500 of the Original Shares or otherwise. Notwithstanding the immediately preceding sentence, Purchaser shall promptly pay to Seller (a) all out-of-pocket costs and expenses of Seller (including, without limitation, all legal fees and disbursements) arising from (i) any dispute in respect of this Agreement or the Letter Agreement, whenever such costs and expenses arise if Seller prevails in such dispute, and (ii) any litigation involving any third party in connection with this Agreement, the letter Agreement, Purchaser's purchaser of securities of the Company or the transaction contemplated hereby or thereby and (b) all Seller's finance charges and its actual out- of-pocket expense (including, without limitation, reasonable fees and disbursements of counsel), reasonably and whenever incurred by Seller after November 15, 1994 in connection with all other matters related to this Agreement. On the first business day of each calendar week, commencing on November 21, 1994, Purchaser shall pay to Seller an amount, in immediately available funds, equal to Seller's finance charges (which are equal to the Broker's Call Rate), with respect to each share held at any time in the Escrow Account for and during the immediately preceding calendar week. The Broker's





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Call Rate shall be Seller's Broker's Call Rate in effect for the time in respect of which payment hereunder is computed. Seller may at any time, and shall at any time after November 15, 1994 if so requested to do so by Purchaser, deliver to Purchaser and Escrow Agent a certificate (a "Section 6 Certificate") describing in reasonable detail amounts which may at the time be owing Seller pursuant to this Section 6.

         Section 7. Expenses of Escrow Agent. For your services as Escrow Agent and depository under this Agreement, as compensation for all services performed, Seller shall pay to you a fee of $5,000 ("Escrow Fee") at or about the time of execution of this Agreement, Seller will reimburse you for actual out-of-pocket expenses. Reimbursable expenses include, without limitation, fees and disbursements of counsel reasonably incurred in connection with the negotiation, execution, delivery, amendment (if any) and enforcement of this Agreement and with the established and routing administration of the Escrow Account. Such fees and expenses incurred to date will be paid upon execution of this Agreement and all other subsequent expenses will be paid within five days of the Termination Date. The brokerage commission for any shares of stock sold pursuant to the terms hereof shall be $.05 per share, subject to adjustments for stock splits, etc.

         Section 8. Limitation of Liability.

                 (a) It is understood and agreed that you will have no duties or responsibilities other than those set forth herein and will:

                     (i) Be under no duty to accept Escrow Documents or Escrow Deposits from anyone other than Seller or Purchaser (or their agents) or to give any receipt therefor except to Seller.

                     (ii) Be protected in acting upon any notice, certificate, approval, consent or other paper reasonably believed by you to be genuine, signed by the proper party or parties and in accordance with the terms of this Agreement and may, without limiting the generality of the foregoing disregard any and all notices and warnings given by any other person, except only orders, judgments or decrees of any court (with which you are hereby authorized to comply) notwithstanding that any such order, judgment, or decree is subsequently reversed, modified, annulled, set aside or vacated, or found to have been entered without jurisdiction.

                     (iii) Be deemed conclusively to have given and delivered any notice, request, claim, demand or





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
         other communication hereunder if the same is in writing and is given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly delivered if so given) if delivered in person or sent by fax, or sent by a reputable overnight courier service to the respective parties as follows:

                                  If to Purchaser:

                                        Malcolm I. Glazer
                                        1482 South Ocean Boulevard
                                        Palm Beach, Florida 33480

                                  With Copies to:

                                        Woods, Oviatt, Gilman, Sturman
                                        & Clarke
                                        44 Exchange Street
                                        Rochester, New York 1461
                                        Attention: Mr. Gordon E. Forth, Esq.

                                                         and

                                        Mr. Avram Glazer
                                        18 Stoney Clover Lane
                                        Pittsford, New York 14534

                                  If to Seller:

                                        The Argosy Securities Group
                                        1125 Avenue of the Americas
                                        22nd Floor
                                        New York, New York 10019
                                        Attention: Mr. Neal Thomas

                                  With a copy to:

                                        Willkie Farr & Gallagher
                                        One Citicorp Center
                                        153 East 53rd Street
                                        New York, New York 10022-4677
                                        Attention: Mr. Laurence D. Weltman, Esq.


or such other address as any such party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

                 (b) The Escrow Agent, at its sole option, is authorized to deposit the Escrow Assets, into court pursuant to





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
any relevant statute and commence an action in interpleader, in order to obtain a judicial determination as to the party legally entitled to receive the same.

                 (c) The Escrow Agent shall not be responsible or liable to any person, whether or not a party to this Agreement, for any act or omission of any kind so long as it has acted in good faith upon the instructions herein contained or hereafter delivered to it, except that the Escrow Agent shall be responsible and liable for acts or omissions resulting from the Escrow Agent's willful misconduct or gross negligence. Nothing herein contained shall be deemed to impose upon the Escrow Agent any duty to exercise discretion, it being the intention hereof that the Escrow Agent shall not be obligated to act except upon written instructions or directions.

                 (d) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby or within the rights or powers conferred upon it hereunder, and shall not be liable for any mistake of fact or error of judgment or for any actions or omissions of any kind unless caused by willful misconduct or gross negligence.

                 (e) The Escrow Agent may resign at any time upon prior written notice to Purchaser and Seller. Seller and Purchaser, if they agree, may remove the Escrow Agent at any time, upon prior written notice to the Escrow Agent. In the case of the Escrow Agent's resignation, its only duty until a successor escrow agent shall have been appointed and shall have accepted such appointment shall be to hold and disburse the Escrow Assets in accordance with the provisions contained in this Agreement.

         Section 9. Notices to Parties. All notices, requests, claims, demands and other communications hereunder to the Parties hereto shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly delivered if so given), if delivered in person, by fax, or sent by a reputable overnight courier service to such party at the address set forth below or to such other address as such party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         Section 10. Miscellaneous. This Agreement is a personal one among the parties hereto and no party hereto may assign or attempt to assign this Agreement or any interest or right herein without the consent of the other parties hereto. Nothing in this Agreement is intended to or will confer upon any person other than the parties hereto any legal or equitable right, remedy or claim. This Agreement will be construed in accordance with the internal laws of the State of new York without giving effect to the parties of conflict of laws thereof. This Agreement may be





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
amended or modified only by an instrument signed by Purchaser, the Escrow Agent and Seller. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. This Agreement may be executed by facsimile signature transmitted to any other party by electronic transmission. The parties shall be bound by a facsimile signature once transmitted to another party. The later transmission of an originally executed copy of any such document shall not invalidate any signature previously given by electronic transmission. Except as specifically herein provided, the Letter Agreement shall remain in full force and effect.

         If the foregoing terms and conditions are satisfactory to you, please so indicate by executing in the space provided below and returning two copies of this letter to the undersigned.

                                           Very truly yours,

Purchaser:                                 THE MALCOLM GLAZER TRUST

Dated: November 2, 1994
                                     By:   S// MALCOLM I. GLAZER, TRUSTEE
                                           ---------------------------------
                                           Malcolm I. Glazer, Trustee
                                           1482 South Ocean Boulevard
                                           Palm Beach, Florida 33480


Seller:                                    THE ARGOSY SECURITIES GROUP, L.P.

Dated: November 2, 1994
                                     By:   S//NEAL THOMAS
                                           ---------------------------------
                                           Name:  Neal Thomas
                                           Title: Chief Operating Officer
                                           1125 Avenue of the Americas
                                           22nd Floor
                                           New York, New York 10019


Escrow Agent:                              WERTHEIM SCHRODER & CO.
                                            INCORPORATED

Dated: November 2, 1994
                                     By:   S// MICHAEL DURA
                                           ---------------------------------
                                           Name:  Michael Dura
                                           Title: Managing Director
                                           The Equitable Center
                                           787 Seventh Avenue
                                           New York, New York 10019-60616





154228                                                   Page 43 of 45 Pages

                                   SCHEDULE I
                                       TO
                            ESCROW DEPOSIT AGREEMENT


         Seller's 289,238 shares of Envirodyne Industries, Inc. common stock, par value $0.01 per share, ("Retained Shares") are currently held in uncertificated form and identified by computer entries on the books of Cede & Company ("Financial Intermediary") indicating the Seller to be the beneficial owner thereof. The Seller has notified the Financial Intermediary of the establishment of the Escrow Account and requested that the Retained Shares be registered on the books of the Financial Intermediary, at the Seller's expense, in the name of the Escrow Agent. The Seller hereby authorizes the Financial Intermediary to accept without question the Escrow Agent's exercise of any rights with respect to the Retained Shares and shall have no liability to the Seller in doing so. The Seller hereby acknowledges and agrees that the Financial Intermediary may rely on the statements made and authorization given hereby.





154228                                                   Page 44 of 45 Pages

                                  SCHEDULE II
                                       TO
                            ESCROW DEPOSIT AGREEMENT



         1. The following share certificates aggregating 1,000,000 shares of Zapata Corporation common stock, par value $0.25 per share:

                          (a) Certificate no. ZC3888 representing 500,000 Shares registered in the name of The Malcolm Glazer Trust.

                          (b) Certificate No. ZC3880 representing 500,000 Shares registered in the name of The Malcolm Glazer Trust.

         2. Undated Stock Power executed in blank by Malcolm I. Glazer, as Trustee for The Malcolm Glazer Trust U/A dated as of March 23, 1990 for Certificate No. ZC3888 and Undated Stock Power executed in blank by Malcolm I. Glazer, as trustee for The Malcolm I. Glazer Trust U/A dated as of March 23, 1990 for Certificate No. ZC3889.





154228                                                   Page 45 of 45 Pages